                                                                      EXHIBIT 13

SECURITY OWNERSHIP

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of August 15, 1997, by (a) each director of the Company, (b) the Company's Chief Executive Officer and each of the other executive officers, (c) all directors and executive officers of the Company as a group, and (d) each beneficial owner of 5% or more of the outstanding shares of the Company's Common Stock. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

                                                                    SHARES               PERCENTAGE
                    BENEFICIAL OWNER (1)                      BENEFICIALLY OWNED     BENEFICIALLY OWNED
------------------------------------------------------------  ------------------     ------------------
Elsag Bailey Process Automation N.V.(2).....................       2,378,900                22.7%
  Schiphol Boulevard 157,
  1118 BG Luchthaven Schiphol,
  The Netherlands
Kenneth P. Ostrow(3)........................................       1,019,734                 9.7
  14600 Winchester Boulevard
  Los Gatos, CA 95030
Joseph J. Cusimano(4).......................................          43,461                   *
M. N. Zaharna(5)(6).........................................          10,000                   *
Robert M. Gorski(7).........................................         141,250                 1.3
John F. Lynch, III(8).......................................         126,250                 1.2
All directors and executive officers as a group (5                 1,340,695                12.8
  persons)(5)(9)............................................

---------------

  * Represents less than 1% of the outstanding Common Stock.

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2) All 2,378,900 shares held of record by Elsag International N.V. which is ultimately owned and controlled by Elsag Bailey Process Automation N.V.

(3) Includes 351,250 shares issuable upon exercise of options exercisable within 60 days of August 15, 1997.

(4) Excludes 1,500 shares beneficially owned by children of Mr. Cusimano, as to which Mr. Cusimano disclaims beneficial ownership. Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of August 15, 1997.

(5) Excludes 2,378,900 shares beneficially owned by Elsag Bailey Process Automation N.V., as to which Mr. Zaharna disclaims beneficial ownership. Mr. Zaharna is currently the Group Executive Vice President and Chief Operating Officer of Elsag Bailey Process Automation N.V.

(6) Consists of 10,000 shares issuable upon exercise of options exercisable within 60 days of August 15, 1997.

(7) Consists of 141,250 shares issuable upon exercise of options exercisable within 60 days of August 15, 1997.

(8) Includes 96,250 shares issuable upon exercise of options exercisable within 60 days of August 15, 1997.

(9) Includes 608,750 shares issuable upon exercise of options exercisable within 60 days of August 15, 1997.

     DIRECTOR COMPENSATION

     The Company currently does not pay any cash compensation to directors for service on the Company's Board. Outside directors are, however, eligible to participate in the Company's Discount Stock Option Plan. Each non-employee director will receive an option to purchase on an annual basis $15,000 worth of DSOs, the number determined by reference to the closing NASDAQ price of the Company's stock on the date of grant or 5,000 DSOs, whichever is greater. The options are exercisable upon vesting at 10% of the fair market value on the date of grant. Options granted to non-employee directors vest in full on the first anniversary of the date of grant and expire if not exercised within five years from date of grant.

     During the fiscal year which ended March 31, 1997, the Company granted options to purchase 5,000 shares under its Discount Option Plan exercisable at $0.20 per share to each of its Outside Directors, Messrs. Cusimano and Zaharna. This option was not exercisable by either Mr. Cusimano or Mr. Zaharna during the fiscal year.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth all compensation received for services rendered to the Company in all capacities for each of the three executive officers of the Company (collectively, the "Named Officers") for the fiscal years ended March 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL            LONG-TERM COMPENSATION AWARDS
                                                   COMPENSATION        --------------------------------
                                                ------------------     RESTRICTED     NUMBER OF SHARES
     NAME AND PRINCIPAL POSITION       YEAR      SALARY     BONUS      STOCK AWARD   UNDERLYING OPTIONS
-------------------------------------  -----    --------   -------     -----------   ------------------
Kenneth P. Ostrow,...................   1997    $230,230   $     0         --              15,000
  President & Chief Executive Officer   1996    $224,700   $83,590(1)      --              15,000
                                        1995    $213,400   $85,860         --              15,000
Robert M. Gorski,....................   1997    $153,034   $     0         --              15,000
  Vice President, Finance, Chief        1996    $147,210   $36,506(1)      --              15,000
  Financial Officer & Secretary         1995    $147,210   $46,598         --              15,000
John F. Lynch III,...................   1997    $139,749   $     0         --              15,000
  Vice President, Operations.........   1996    $136,005   $41,345(1)      --              15,000
                                        1995    $135,381   $30,350         --              15,000

---------------

(1) Earned in fiscal 1996 but paid in fiscal 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to stock options granted to each of the Named Officers during the fiscal year ended March 31, 1997. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                                                                                REALIZABLE
                                                                                             VALUE AT ASSUMED
                                               INDIVIDUAL GRANTS                              ANNUAL RATES OF
                         --------------------------------------------------------------            STOCK
                                               % OF TOTAL                                   PRICE APPRECIATION
                         NUMBER OF SHARES   OPTIONS GRANTED     EXERCISE                      FOR OPTION TERM
                            UNDERLYING      TO EMPLOYEES IN      PRICE      EXPIRATION      -------------------
         NAME            OPTIONS GRANTED      FISCAL YEAR      PER SHARE       DATE           5%          10%
-----------------------  ----------------   ----------------   ----------   -----------     -------     -------
Kenneth P. Ostrow......      15,000(1)            17.7%          $ 2.00        10/16/06     $18,867     $47,812
Robert M. Gorski.......      15,000(1)            17.7%            2.00        10/16/06      18,867      47,812
John F. Lynch III......      15,000(1)            17.7%            2.00        10/16/06      18,867      47,812

---------------

(1) Options granted under the Company's 1995 Incentive Stock Option Plan typically have a 10-year term, vest over a four-year period of employment and have an exercise price equal to market value on the date of grant.

OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to option exercises in fiscal 1997 by the Named Officers and the value of such officers' unexercised options at March 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SHARES UNDERLYING
                                                                                                VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                                     FISCAL YEAR-END            AT FISCAL YEAR-END(2)
                               SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
            NAME                 ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  ---------------   -----------   -----------   -------------   -----------   -------------
Kenneth P. Ostrow............     0                0             351,250         33,750       $ 306,875       $ 9,375
Robert M. Gorski.............     0                0             141,250         33,750       $  90,624       $     0
John F. Lynch III............     0                0              96,250         33,750       $  63,438       $     0

---------------

(1) Market value of underlying securities on the exercise date, minus the exercise price.

(2) Value is based on the last reported sale price of the Company's Common Stock on the Nasdaq National Market System of $1.4375 per share on March 31, 1997 (the last trading day for fiscal 1997), minus the exercise price.

SEVERANCE AGREEMENTS

     The Company has entered into severance agreements (a Senior Plan and a General Plan) with its officers pursuant to which they may become entitled to certain special severance benefits in the event their employment is terminated in connection with certain changes in control of the Company. The Senior Plan is applicable to Mr. Ostrow and the General Plan is applicable to Mr. Gorski and Mr. Lynch.

     In the case of the Senior Plan:

     (i) all outstanding options at the time held by the officer under the Option Plan will immediately accelerate and become fully exercisable for all the option shares.

     (ii) the Company will make a cash lump sum payment to the officer in an amount equal to 2.95 times the officer's average W-2 wages from the Company for the immediately preceding calendar year in which the change in control occurs, and

     (iii) in the event of voluntary termination, an amount equal to 1.5 times the officer's annual compensation.

     In the case of the General Plan, the Company will make a lump sum payment to the officer equal to the minimum of:

     (i)  six times one-twelfth of the officer's annualized compensation, or

     (ii) one-twelfth of the officer's annualized compensation times the number of years of continuous employment not to exceed nine.

     A change in control is defined under each agreement to include (i) a business combination which has been approved by the requisite vote of shareholders, (ii) the acquisition of 30% or more of the Company's outstanding voting stock, (iii) a change in the composition of the Impact Board as a result of which fewer than a majority of Directors are Incumbent Directors who either
(a) have been Board members since the beginning of such period or (b) are elected or nominated for election to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.

     Involuntary termination is defined in each severance agreement as the officer's discharge (other than for cause) or other termination of employment, whether voluntary or involuntary, following a 15% or more reduction in the officer's compensation or level of responsibilities or a change in the officer's job location without his or her consent. Termination for cause includes any involuntary termination triggered by the officer's intentional misconduct.

CERTAIN TRANSACTION -- WORKING AGREEMENT

     In fiscal 1993, the Company entered into an agreement with Elsag Bailey, Inc. ("Bailey") which serves as the framework for cross-OEM agreements with Bailey, a wholly-owned subsidiary of Elsag International N.V. ("Elsag International"), the Company's largest shareholder. Elsag Bailey Process Automation N.V. ("EBPA") which ultimately owns and controls both Elsag International and Bailey, owns 22.9% of the Company's outstanding common shares at March 31, 1997. The cross-OEM agreement covers both hardware and software. Impact OEM's the Unity(TM) Distributed Control System and related software from Bailey; Bailey OEM's Impact's complete line of cross-direction actuators and related software, drying systems, and the "Advantage Plus(TM)" line of scanners and sensors, which is specifically designed for Distributed Control Systems
(DCS).

     During fiscal 1997, the Company recorded revenue of approximately $2,568,000 on sales to Bailey and Elsag Bailey (Canada) Inc. ("Bailey Canada"), both of which are subsidiaries to Elsag International. During fiscal 1996, the Company recorded revenue of $300,000 to Bailey. There were no sales during fiscal 1995 to Bailey or its affiliates.

     For fiscal years ended 1995, 1996 and 1997, the Company purchased $190,000, $213,000, and $540,000, respectively, in hardware and software from Bailey or Bailey Canada.

     At March 31, 1996 the Company had a net outstanding receivable of $441,000 from Elsag Bailey and Bailey Canada, and a liability of $42,000 in customer deposits received from an Elsag International subsidiary in Europe. At March 31, 1997 the Company had a net outstanding receivable of $13,000 from Bailey.